Q2 Half-Year Report January-June 2017 Karl Kauniskangas,
President and CEO YIT

Contents 1 Group development in Q2/2017 2 Housing Finland
and CEE 3 Housing Russia 4 Business Premises and
Infrastructure 5 Financial position and key ratios 6 Outlook and guidance 7 Appendices Aviapolis railway station Vantaa,
Finland YIT | 2 | Half-Year Report January-June 2017 YIT

1 Group development in Q2/2017 Parnu Promenade Parnu,
Estonia

Key messages in Q2/2017 Strong residential sales for
consumers in Finland and CEE o Operating profit turned
positive in Housing Russia despite of weak demand and sales
o Profitability of Business Premises and Infrastructure was
satisfactory o Guidance raised in July o YIT to establish a
new Partnership Properties segment in the beginning of 2018
o YIT and Lemminkainen to combine, as announced on June 19,
2017 YIT | 4 | Half-Year Report January-June 2017 YIT

YIT and Lemminkainen to combine Deal rationale 1 | Strong
platform for growth o Target to become a leader in urban
development o More balanced business portfolio (Infra,
Housing, Business Premises, Partnership Properties) o Wider
geographical presence in several economic regions 2 |
Synergies and improved competitiveness o Good references and wide pool of professional people o Potential for
profitability improvement o Wider opportunities for
specialization and scale 3 | Improved financial position and
reduced risk profile o Counter cyclicality of businesses and geographies o Lower financing costs o Lower dependency on
investment demand 4 | Enhanced investment case o Significant
market value, good liquidity of the share o Balanced and
improved risk profile o Growing dividend expectation YIT | 5
| Half-Year Report January-June 2017 YIT

YIT and Lemminkainen to combine Timetable 2017 June 19 End
of August September 12 November 1 / Beginning of 2018
Announcement Planned publication of merger prospectus
Planned date of YIT and Lemminkainen EGMs On or about first
trading date following the completion: Expected first
trading day of the new shares in YIT issued to
Lemminkainen's shareholders The registration site for YIT's
EGM has been opened. The invitation, registration and more
information available at www.yitgroup.com/egm2017 YIT | 6 |
Half-Year Report January-June 2017 YIT

Group Profitability improved o Revenue remained stable y-o-y
o Profitability improved y-o-y due to improvement in Housing segments o Order backlog remained stable q-o-q Revenue and
adjusted operating profit margin (EUR million, %) 2016: EUR
1,784 million, 4.5% 1-6/2017: EUR 937million, 4.5% -1% 362
464 444 514 479 458 3.3% 4.3% 4.3% 5.6% 3.5% 5.5% Q1 Q2 Q3
Q4 Q1 Q2 2016 2017 Revenue Adjusted operating profit margin
Order backlog (EUR million) -2% 2,618 2,566 60% 58% 40% 42%
3/2017 6/2017 Unsold Sold All figures according to segment
reporting (POC) Note: The adjusted operating profit margin
does not include material reorganisation costs, impairment
or other items impacting comparability YIT | 7 | Half-Year
Report January-June 2017 YIT

EBIT-bridge Q2/2016-Q2/2017 o Positive EBIT development in
Housing Finland and CEE due to strong consumer sales o In
Housing Russia, positive development due to improving gross
margins o In Business Premises and Infrastructure, strong
comparison period due to Tripla project o Adjustments
include EUR 1.1 million cost related to the merger
preparations Adjusted operating profit (EUR million), change
Q2/2016-Q2/2017: 24% 20.2 YIT Group Q2/2016 [ARVO] Volume
2.7 Profitability Housing Finland and CEE 0.4 Volume [ARVO]
Profitability Housing Russia [ARVO] Volume [ARVO]
Profitability Business Premises and Infrastructure [ARVO]
Other Items 0.5 FX-impact 25.0 YIT Group Q2/2017 YIT | 8 |
Half-Year Report January-June 2017 YIT

2 Housing Finland and CEE Turun Fabriikki residential
project Turku, Finland

Housing Finland and CEE Operating environment in Finland in
Q2 o Consumer confidence was on a record high level o
Residential investors were more selective, demand focused on capital region Consumer confidence 30 25 20 15 10 5 0 -5
2013 2014 2015 2016 2017 Consumer confidence Long-term
average o Consumer demand was on a good level, no signs of
overheating o Demand especially for affordable apartments in the growth centres was on a good level o Demand for larger
apartments continued to improve Prices of old apartments
(index 2010=100) 120 115 110 105 100 95 2013 2014 2015 2016
2017 Finland Capital region Rest of Finland o Mortgage
interest rates stayed on a low level and margins continued
to decrease o The volume of new housing loans decreased
y-o-y New drawdowns of mortgages and average interest rate
(EUR million, %) 2,000 1,800 1,600 1,400 1,200 1,000 800 600
400 200 0 2013 2014 2015 2016 2017 5.0 4.0 3.0 2.0 1.0 0.0
New drawdowns of mortages, left axis Average interest rate
of new loans, right axis Sources: Statistics Finland and
Bank of Finland YIT | 10 | Half-Year Report January-June
2017 YIT

Housing Finland and CEE Operating environment in the CEE
countries in Q2 o Residential demand was on a good level
especially in Slovakia, the Czech Republic and Latvia
Consumer confidence 10 5 0 -5 -10 -15 -20 -25 -30 -35 -40
2013 2014 2015 2016 2017 o Prices of new apartments
increased slightly on average o Shortage of resources caused cost pressure especially in the Czech Republic and Slovakia
House price index, new dwellings (2010=100) 220 200 180 160
140 120 100 80 2013 2014 2015 2016 o Interest rates of
mortgages remained on a low level o Consumers' access to
financing remained good Average interest rate of mortgages
(%) 7.0 6.0 5.0 4.0 3.0 2.0 1.0 0.0 2013 2014 2015 2016 2017
Estonia Latvia Lithuania The Czech Republic Slovakia Poland
Sources: European Commission, Eurostat and National Central
Banks YIT | 11 | Half-Year Report January-June 2017 YIT

Housing Finland and CEE Revenue increased in Q2 o Revenue
increased by 8% y-o-y, good development especially in the
CEE countries o Order backlog increased by 8% q-o-q Revenue
(EUR million) 2016: EUR 728 million 1-6/2017: EUR 445
million 8% 166 185 167 210 245 200 Q1 Q2 Q3 Q4 Q1 Q2 2016
2017 Order backlog (EUR million) 8% 843 909 3/2017 6/2017
All figures according to segment reporting (POC YIT | 12 |
Half-Year Report January-June 2017 YIT

Housing Finland and CEE Operating profit improved in Q2 o
Operating profit and profitability improved due to strong
consumer sales both in Finland and CEE o ROCE continued to
improve and was almost 17% Adjusted operating profit and
adjusted operating profit margin (EUR million, %) 2016: EUR
59.9 million, 8.2% 1-6/2017: EUR 39.1 million, 8.8% 25% 12.9
15.8 12.9 18.4 19.4 19.8 7.7% 8.5% 7.7% 8.7% 7.9% 9.9% Q1 Q2
Q3 Q4 Q1 Q2 2016 2017 Adjusted operating profit Adjusted
operating profit margin Return on capital employed1 (EUR
million, %) 441.4 432.0 453.5 397.3 393.9 11.6% 12.3% 13.4%
15.8% 16.9% 54.3 54.8 59.9 66.4 70.4 6/2016 9/2016 12/2016
3/2017 6/2017 Capital employed Operating profit, 12 month
rolling Return on capital employed All figures according to
segment reporting (POC). 1As of the beginning of 2017, in
order to clarify its financial figures terminology, YIT
starts to use the terms Capital Employed and Return on
Capital Employed (ROCE) for segment reporting instead of
previously used Operative Invested Capital and Return on
Operative Invested Capital (ROI). The formulas for these
financial figures remain untouched. YIT | 13 | Half-Year
Report January-June 2017 YIT

Housing Finland and CEE Sales and start-ups in Finland in Q2
Sold apartments (units) 2016: 2,730 1-6/2017: 1,615 612 705
555 858 826 789 298 332 264 240 317 328 314 373 291 618 509
461 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 To consumers To investors
(funds) Apartment start-ups (units) 2016: 2,877 1-6/2017:
1,871 817 657 819 584 790 1081 262 277 185 168 213 305 555
380 634 416 577 776 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 To consumers
To investors (funds) o Consumer sales increased by 23% o
Share of units sold to consumers: 58% (Q2/2016: 53%) o 23
apartments sold in bundles to investors (Q2/2016: 54 units)
o Seven residential projects sold to investors were started
in Q2 o In July, estimated sales to consumers are around 110
units (7/2016: around 90 units) YIT | 14 | Half-Year Report
January-June 2017 YIT

Housing Finland and CEE Sales and start-ups in the CEE
countries in Q2 Sold apartments (units) 2016: 1,197
1-6/2017: 608 201 235 201 560 356 252 240 106 320 250 Q1 Q2
Q3 Q4 Q1 Q2 2016 2017 Consumer sales Co-operative or housing fund Apartment start-ups (units) 2016: 1,300 1-6/2017: 752
316 489 286 209 402 350 90 119 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017
Consumer start-ups Co-operative tot o Number of units sold
to consumers grew by 7% y-o-y o Number of start-ups
decreased by 28% o New projects started in Prague, Czech
Republic; Bratislava, Slovakia and Warsaw, Poland, among
others o In July, estimated sales to consumers are around 80
units (7/2016: around 60 units) YIT | 15 | Half-Year Report
January-June 2017 YIT

Housing Finland and CEE The production volume (units)
continued to grow in Q2 o Number of unsold completed
apartments on a low level o High number of start-ups in
Finland decreased the sales rate of the inventory o The
share of CEE of the sales portfolio (units) 43% (6/2016:
49%) Apartment inventory (units) 5,863 5,971 6,152 6,237
6,432 6,814 381 352 335 352 282 262 5,482 5,619 5,817 5,885
6,150 6,552 60% 57% 52% 61% 63% 59% Q1 Q2 Q3 Q4 Q1 Q2 2016
2017 Under construction Completed, unsold Sales rate, 5 YIT
| 16 | Half-Year Report January-June 2017 YIT

3 Housing Russia The Seasons project Rostov-on-Don, Russia

Housing Russia Operating environment in Q2 o Consumers
continued to be cautious despite the stabilisation of the
Russian economy o The decline of consumer purchase power
seems to have stopped EUR/RUB exchange rate 95 85 75 65 55
45 35 2013 2014 2015 2016 2017 o Consumer demand for housing stayed weak o Residential prices remained stable on average
Prices of new apartments (index 2012=100) 135 130 125 120
115 110 105 100 95 90 2013 2014 2015 2016 2017 Moscow
Rostov-on-Don St. Petersburg Yekaterinburg Kazan Sources:
Bloomberg, YIT and Central Bank of Russia YIT | 18 |
Half-Year Report January-June 2017 YIT

Housing Russia Revenue decreased in Q2 at comparable FX
Revenue (EUR million) 2016: EUR 268 million 1-6/2017: EUR
122 million 7% 49 59 76 84 58 63 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017
Order backlog (EUR million) -17% 475 392 3/2017 6/2017 All
figures according to segment reporting (POC YIT | 19 |
Half-Year Report January-June 2017 YIT

Housing Russia Profitability improved and was positive in Q2
o Operating profit was positive in Q2 due to improved gross
margins o Capital employed decreased due to weakened ruble
q-o-q, ROCE was on an unsatisfactory level Adjusted
operating profit and adjusted operating profit margin (EUR
million, %)1 2016: EUR -2.3 million, -0.9% 1-6/2017: EUR
-0.4 million, -0.4% -3.1 -2.7 0.7 2.8 -1.8 1.3 -6.3% -4.6%
0.9% 3.3% -3.1% 2.1% Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Adjusting
operating profit Adjusting operating profit margin Return on capital employed2 (EUR million, %) 388.5 -13.6 362.8 -31.4
405.1 -29.3 430.9 -28.0 398.7 -24.0 -3.3% -8.4% -7.6% -6.9%
-6.1% 6/2016 9/2016 12/2016 3/2017 6/2017 Capital employed
Operating profit, 12 month rolling Return on capital
employed All figures according to segment reporting (POC).
1EUR 27 million cost booked in Q3/2016 result from Housing
Russia 2As of the beginning of 2017, in order to clarify its financial figures terminology, YIT starts to use the terms
Capital Employed and Return on Capital Employed (ROCE) for
segment reporting instead of previously used Operative
Invested Capital and Return on Operative Invested Capital
(ROI). The formulas for these financial figures remain
untouched. YIT | 20 | Half-Year Report January-June 2017 YIT

Housing Russia Sales and start-ups in Q2 Sold apartments
(units) and share of sales financed with a mortgage (%)
2016: 3,523 (51%) 1-6/2017: 1,130 (54%) 892 826 880 925 546
584 54% 50% 52% 49% 52% 56% Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Sold
apartments Financed with a mortgage, % Apartment start-ups
(units) 2016: 2,782 1-6/2017: 1,231 782 389 486 1,125 741
490 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 o Number of sold units
decreased by 29% y-o-y o No changes in price lists o
Start-ups on a low level o Share of sales financed with
mortgages continued on a stable level o In July, consumer
sales estimated to be around 200 units (7/2016: around 200
units) YIT | 21 | Half-Year Report January-June 2017 YIT

Housing Russia YIT Service responsible already for 37,000
clients o Number of completions on a high level: 1,667 units
o High number of completions had an negative effect on the
sales rate and number of completed unsold o At the end of
June, YIT Service was responsible for the maintenance and
the living services of over 30,000 apartments (3/2017: over
23,000) and in total 37,000 clients (incl. parking spaces
and business premises) Apartment inventory (units) 8,895
9,030 8,255 7,040 7,041 6,123 449 345 366 414 278 537 8,446
8,685 7,889 6,626 6,763 5,586 43% 49% 49% 37% 33% 25% Q1 Q2
Q3 Q4 Q1 Q2 2016 2017 Under construction Completed, unsold
Sales rate, % Apartments under construction by area (units)
8,446 8,685 7,889 6,626 6,763 5,586 2,886 3,117 2,452 1,660
1,936 2,147 2,349 2,357 2,481 2,695 2,556 2,068 3,211 3,211
2,956 2,271 2,271 1,371 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 St
Petersburg Moscow Russian regions YIT | 22 | Half-Year
Report January-June 2017 YIT

4 Business Premises and Infrastructure Infrastructure
maintenance Helsinki, Finland

Business Premises and Infrastructure Operating environment
in Q2 o Investor demand for business premises in prime
growth centres was on a good level in Finland o In Finland,
the good overall market sentiment supported private
investments Confidence indicators in Finland 30 20 10 0 -10
-20 -30 -40 2013 2014 2015 2016 2017 Manufacturing Services
Construction Retail trade o The Finnish tender market and
infrastructure market were active especially in the capital
region and growth centres Volume of new construction in
Finland (index 2010=100) 140 130 120 110 100 90 80 70 60 50
2012 2013 2014 2015 2016 2017 Commercial and office premises
Public service premises Industrial and warehouse o Investor
demand for business premises was good in the Baltic
countries and Slovakia o Tender market remained stable in
the Baltic countries Retail trade confidence in the Baltic
countries and Slovakia 25 20 15 10 5 0 -5 -10 -15 2013 2014
2015 2016 2017 Estonia Lithuania Lativa Stovakia Sources: EK
Confederation of Finnish Industries, Statistics Finland and
European Commission YIT | 24 | Half-Year Report January-June
2017 YIT

Business Premises and Infrastructure Revenue decreased in Q2
o Revenue decreased by 11% due to started revenue
recognition of Tripla project in the comparison period o
Order backlog declined slightly q-o-q Revenue (EUR million)
2016: EUR 797 million 1-6/2017: EUR 376 million -11% 149 223
203 222 179 197 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Order backlog
(EUR million) -3% 1,301 1,264 3/2017 6/2017 All figures
according to segment reporting (POC YIT | 25 | Half-Year
Report January-June 2017 YIT

Business Premises and Infrastructure Profitability back on a satisfactory level o Operating profit decreased by 27% y-o-y due to started recognition of the Tripla project in the
comparison period o Profitability back on a satisfactory
level o Capital employed increased due to investments in the
Tripla project Adjusted operating profit and adjusted
operating profit margin (EUR million, %) 2016: EUR 38.1
million, 4.8% 1-6/2017: EUR 14.0 million, 3.7% -27% 6.0 12.7
8.2 11.2 4.7 9.3 4.0% 5.7% 4.0% 5.0% 2.6% 4.7% Q1 Q2 Q3 Q4
Q1 Q2 2016 2017 Adjusted operating profit Adjusted operating profit margin Return on capital employed1 (EUR million, %)
173.3 25.6 197.6 34.6 183.9 38.1 182.5 36.8 217.9 33.4 18.3%
16.7% 21.6% 19.5% 17.1% 6/2016 9/2016 12/2016 3/2017 6/2017
Capital employed Operating profit, 12 month rolling Return
on capital employed All figures according to segment
reporting (POC). 1As of the beginning of 2017, in order to
clarify its financial figures terminology, YIT starts to use the terms Capital Employed and Return on Capital Employed
(ROCE) for segment reporting instead of previously used
Operative Invested Capital and Return on Operative Invested
Capital (ROI). The formulas for these financial figures
remain untouched. YIT | 26 | Half-Year Report January-June
2017 YIT

Business Premises and Infrastructure Projects in Finland in
Q2 o All the large projects proceeded according to plan o
The final agreement on implementation of hotel for the
Tripla project signed with value of approximately EUR 88
million o The occupancy rate of Mall of Tripla increased to
over 50% at the end of review period ahead of schedule o The leasing rate of the Kasarmikatu office property in Helsinki
reached to 100% o Regarding the sales process of the
project, based on the price and terms indications from
potential investors and ongoing further negotiations YIT
estimates that the transaction will be completed by the end
of 2017 Kasarmikatu 21 office project Helsinki, Finland YIT
| 27 | Half-Year Report January-June 2017 YIT

5 Financial position and key ratios Promenadi Maja
residential project Tallinn, Estonia

ROI continued to improve in Q2 o Invested capital remained
stable q-o-q o ROI continued to improve o Target to reduce
capital employed in Russia by approximately RUB 6 billion by the end of 2018 Invested capital (EUR million) 1,141 1,103
1,131 1,175 1,143 1,127 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Return
on investment1 (%), rolling 12 months 4.7% 5.0% 3.6% 4.7%
5.2% 5.6% Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 All figures according
to segment reporting (POC) 1EUR 27 million cost booked in
Q3/2016 result from Housing Russia YIT | 29 | Half-Year
Report January-June 2017 YIT

Cash flow in Q2 o Cash flow decreased o In addition,
dividend of EUR 27.6 million paid in Q2 Operating cash flow
after investments, excluding discontinued operations (EUR
million) Long-term target: Sufficient operating cash flow
after investments, excluding discontinued operations, for
dividend payout 144 56 22 -43 23 5 -25 26 -23 -21 41 9 Q1 Q2
Q3 Q4 Q1 Q2 2016 2017 Operating cash flow after investments, excluding discontinued operations Rolling 12 months Cash
flow of plot investments and investment in associated
companies and JVs in shares (EUR million) 42 7 16 11 7 53 14
6 32 32 25 Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 Cash flow of
investments in associated companies and JVs in shares Cash
flow of plot investments YIT | 30 | Half-Year Report
January-June 2017 YIT

Net debt increased in Q2 o Net debt increased moderately due to dividend payout and plot investments o EUR 30 million
already refinanced of the EUR 41.2 million maturing in H2
Interest-bearing debt (EUR million), IFRS 677 628 678 700
668 649 122 72 67 66 78 35 33 35 39 40 Q1 Q2 Q3 Q4 Q1 Q2
2016 2017 Interest-bearing receivables Cash and cash
equivalents Net debt Maturity structure of long-term debt
6/2017 (EUR million) 1 41.2 10.5 50.0 129.6 50.0 2017 2018
2019 2020 2021 1 Excluding construction stage financing YIT
| 31 | Half-Year Report January-June 2017 YIT

Plots in the balance sheet by segments and geography Plot
reserves in the balance sheet 6/2017, (EUR million) In total
EUR 597 million [ARVO]1 273 85 [ARVO] 129 Business Premises
and Infrastructure Housing Russia Housing Finland and CEE
Finnish housing CEE housing Division by geography in Finnish housing 41% 59% HMA, incl. Tripla residential Rest of
Finland Division by geography in Business Premises and
Infrastructure 34% 12% 55% HMA, incl. Tripla residential
Rest of Finland CEE YIT | 32 | Half-Year Report January-June
2017 YIT

Plot reserve consists of own plots, pre-agreements and
rental plots Plot reserve in thousand floor square metres
6/2017, consists of own plots, pre-agreements and rental
plots, 5.4 million floor sq. m in total (Q1/2017: 5.1)
Finnish housing, total 2.0 million floor sq.m 40% 35% 25%
Average annual use of plot reserves ~150,000-200,000 floor
sq.m. 70% of the own and rental plots have confirmed zoning
CEE housing, total 0.6 million floor sq.m 5% 95% Average
annual use of plot reserves ~80,000-120,000 floor sq.m.
Housing Russia, total 2.2 million floor sq.m 25% 75% Average annual use of plot reserves ~150,000-200,000 floor sq.m.
Business Premises and Infrastructure, total 0.6 million
floor sq.m 95% 5% 0% Average annual use of plot reserves
~30,000-70,000 floor sq.m. Own Rental Pre-agreements YIT |
33 | Half-Year Report January-June 2017 YIT

Financial key ratios in Q2 o Gearing and equity ratio
impacted by the weakened ruble and dividend payout o Net
debt/EBITDA (IFRS) continued to improve Gearing (%) 108.6
104.8 118.9 112.3 103.6 115.0 89.6 82.5 91.8 83.3 72.8 87.0
Q1 Q2 Q3 Q4 Q1 Q2 2016 2017 POC IFRS Financial covenant tied to gearing (maximum level of 150.0%, IFRS) in the syndicated
RCF agreement and in some bank loans. Equity ratio (%) 34.1
36.4 33.8 35.1 35.4 34.6 31.5 32.9 30.1 31.2 31.1 30.7 Q1 Q2
Q3 Q4 Q1 Q2 2016 2017 POC IFRS Financial covenant tied to
the equity ratio (minimum level of 25.0%, IFRS) in bank
loans, the syndicated RCF agreement and the bonds issued in
2015 and 2016. Net debt/EBITDA (Multiple, x) 6.1 8.1 12.3
12.3 10.3 8.6 6.9 6.5 8.9 6.8 5.5 6.0 Q1 Q2 Q3 Q4 Q1 Q2 2016
2017 POC IFRS YIT | 34 | Half-Year Report January-June 2017
YIT

Summary of financials in Q2 o A solid quarter, all segments
improved their profitability compared to Q1 o Financial key
ratios impacted by weakened ruble and dividend payout o
Financial expenses (POC) decreased by 55% y-o-y mainly due
to lower interest expenses and currency hedging costs and
gains from interest rate derivates o Financial expenses
(POC) estimated to be over 25% lower y-o-y in 2017 assuming
the current operating environment, excluding merger related
financial expenses Talvitammi residential project Helsinki,
Finland YIT | 35 | Half-Year Report January-June 2017 YIT

6 Outlook and guidance Finski Residential Area Shchelkovo,
Russia

Market outlook, expectations for 2017 Finland o Consumer
demand to remain on a good level o Investor activity to
decline slightly, the importance of location remains
significant o Residential price polarisation between growth
centres and other Finland to continue o Availability of
mortgages to remain good o Tenant interest for business
premises to pick up slightly in the growth centres. Investor activity on a good level, focus on especially prime
locations in the capital region o Business premises
contracting to remain active o New infrastructure projects
to revitalise the market o Construction costs expected to
increase slightly o Construction volume growth expected to
slow down o Bank regulation and increased capital
requirements might have an impact on the construction and
real estate development o The increased competition for
skilled labour due to high construction activity expected to
continue YIT | 37 | Half-Year Report January-June 2017 YIT

Market outlook, expectations for 2017 Russia o Macro
environment to remain stable on the current level, the
stabilisation of the economy expected to have a moderate,
positive impact on the residential market o The weakening of ruble and expectations of decrease of interest rate to
influence consumer behaviour o Residential prices stable o
Residential demand to focus on affordable apartments o
Construction cost inflation to remain on a moderate level
CEE o Residential demand to remain on a good level o Good
access to financing, low interest rates to support the
residential demand o Residential prices to remain stable or
increase slightly o Shortage of resources to increase
construction cost inflation YIT | 38 | Half-Year Report
January-June 2017 YIT

Guidance for 2017 raised (segment reporting, POC) on July
13, 2017 The Group revenue is estimated to grow by 5-12%.
The adjusted operating profit1 is estimated to be in the
range of EUR 105-115 million. Previously, the Group revenue
was estimated to grow by 0-10% and the adjusted operating
profit was estimated to be in the range of EUR 90-105
million. In addition to the market outlook, the 2017
guidance is based on the following factors: o At the end of
June, 58% of the Group order backlog was sold. o Projects
already sold or signed pre-agreements are estimated to
contribute over half of rest of 2017 revenue. o The
increased share of consumer sales in Housing Finland and CEE is likely to have a moderate positive impact on the adjusted operating profit of the segment but the impacts of the shift to consumers will be visible in the result gradually. o In
Housing Russia, the adjusted operating profit is estimated
to be positive but to remain on a low level. Capital release actions in Russia are likely to have a negative impact on
the profitability. o Regarding the sales process of the
Kasarmikatu 21 office project in Helsinki, based on the
price and terms indications from potential investors and
ongoing further negotiations YIT estimates that the
transaction will be completed by the end of 2017. The
transaction has a positive impact on the Group's adjusted
operating profit. 1The adjusted operating profit does not
include material reorganisation costs, impairment or other
items impacting comparability YIT | 39 | Half-Year Report
January-June 2017 YIT

More information Esa Neuvonen Chief Financial Officer (CFO)
+358 40 5001 003 esa.neuvonen@yit.fi Hanna Jaakkola Vice
President, Investor Relations +358 40 5666 070
hanna.jaakkola@yit.fi Follow YIT on Twitter @YITInvestors
Extraordinary General Meeting September 12, 2017 at 10:00
a.m. at Finlandia Hall, Helsinki, Finland Registration for
EGM now open at www.yitgroup.com/egm2017 by September 7,
2017 at 10.00 a.m. YIT | 40 | Half-Year Report January-June
2017 YIT

7 Appendices

Appendices I. Key figures and additional information about
financial position II. Ownership III. General economic
indicators IV. Housing indicators V. Business premises and
infrastructure indicators YIT | 42 | Half-Year Report
January-June 2017 YIT

I Key figures and additional information about financial
position Klovinkukkula residential project Espoo, Finland

# Key figures

| EUR million | 4–6/2017 | 4–6/2016 | Change | 1–6/2017 | 1–6/2016 | Change | 1–12/2016 |
|---|---|---|---|---|---|---|---|
| Revenue | 457.8 | 463.7 | -1% | 937.0 | 826.1 | 13% | 1,783.6 |
| Operating profit | 24.0 | 20.2 | 19% | 40.7 | 32.2 | 26% | 52.9 |
| Operating profit margin, % | 5.2% | 4.3% | | 4.3% | 3.9% | | 3.0% |
| Adjusted operating profit | 25.0 | 20.2 | 24% | 41.7 | 32.2 | 29% | 79.9 |
| Adjusted operating profit margin, % | 5.5% | 4.3% | | 4.5% | 3.9% | | 4.5% |
| Adjustments | -1.1 | | | -1.1 | | | -27.0 |
| Order backlog | 2,565.7 | 2,714.1 | -5% | 2,565.7 | 2,714.1 | -5% | 2,613.1 |
| Profit before taxes | 19.5 | 10.2 | 90% | 32.1 | 9.5 | Over hundred % | 13.8 |
| Profit for the review period[1] | 15.5 | 7.9 | 97% | 24.4 | 7.3 | Over hundred % | 7.4 |
| Earnings per share, EUR | 0.12 | 0.06 | 97% | 0.19 | 0.06 | Over hundred % | 0.06 |
| Operating cash flow after investments, excluding discontinued operations | 8.8 | 26.2 | -66% | 49.7 | 1.1 | Over thousand % | -43.1 |
| Return on investment, last 12 months, % | 5.6% | 5.0% | | 5.6% | 5.0% | | 4.7% |
| Equity ratio, % | 34.6% | 36.4% | | 34.6% | 36.4% | | 35.1% |
| Interest-bearing net debt (IFRS) | 573.3 | 556.6 | 3% | 573.3 | 556.6 | 3% | 598.6 |
| Gearing (IFRS), % | 115.0% | 104.8% | | 115.0% | 104.8% | | 112.3% |
| Personnel at the end of the period | 5,776 | 5,632 | 3% | 5,776 | 5,632 | 3% | 5,261 |

[1]Attributable to equity holders of the parent company
All figures according to segment reporting (POC), unless otherwise noted
Note: The adjusted operating profit does not include material reorganisation costs or impairment

YIT | 44 | Half-Year Report January–June 2017

Ruble weakened in Q2 Revenue split Q2/2017 (POC) EUR 83% RUB
14% Other 3% Impact of changes in foreign exchange rates
(EUR million) Q2/2017 1-6/2017 Revenue, POC1 9.2 23.1
Adjusted EBIT, POC1 0.5 0.4 Order backlog, POC2 -44.5 -44.5
Equity, IFRS (translation difference)2 -49.4 -49.4
Principles of managing currency risks: o Sales and project
costs typically in same currency, all foreign currency items hedged --> no transaction impact o Currency positions
affecting the income statement, such as loans to
subsidiaries, are hedged o Equity and equity-like
investments in foreign currency not hedged o Considered to
be of permanent nature o FX changes recognized as
translation difference in equity o Invested capital in
Russia in 6/2017: o Equity and equity-like investments: EUR
349.5 million o Loans to subsidiaries: EUR 34.8 million
EUR/RUB exchange rates 1-6/2017 1-6/2016 Average rate
62.7434 78.3384 Quarter-end rate 67.5449 71.5200 1 Compared
to the corresponding period in 2016 2 Compared to the end of
previous quarter YIT | 45 | Half-Year Report January-June
2017 YIT

Balanced debt portfolio Debt portfolio at the end of the
period 6/2017, EUR 649 million Bonds, 23% Commercial papers,
17% Construction stage financing, 39% Pension loans, 10%
Bank loans, 11% Floating rate, 6% Average interest rate
4.14% Fixed rate, 94% Average interest rate 2.93% Average
interest rate 3.01% Maturity structure at the end of the
period 6/2017 Maturity profile, excluding construction stage financing (EUR million) 450 400 350 300 250 200 150 100 50 0
6/2017 6/2018 6/2019 6/2020 6/2021 6/2022 YIT | 46 |
Half-Year Report January-June 2017 YIT

Cash flow of plot investments 302 158 98 73 95 135 192 171
119 138 105 37 15 7 0 3 5 17 13 11 60 61 135 51 32 13 35 39
79 70 63 13 10 130 93 59 60 58 91 69 88 45 65 79 2006 2007
2008 2009 2010 2011 2012 2013 2014 2015 2016 Finland Russia
The CEE countries YIT | 47 | Half-Year Report January-June
2017 YIT

II Share ownership

YIT's major shareholders June 30, 2017 Shareholder Shares %
of share capital 1. Varma Mutual Pension Insurance Company
12,000,000 9.43 2. OP funds 5,578,951 4.39 3. Herlin Antti
4,710,180 3.70 4. Elo Mutual Pension Insurance Company
3,335,468 2.62 5. The State Pension Fund 2,975,000 2.34 6.
Danske Invest funds 2,937,448 2.31 7. Ilmarinen Mutual
Pension Insurance Company 2,037,573 1.60 8. Aktia funds
1,530,000 1.20 9. OP Cooperative 1,512,882 1.19 10. Etera
Mutual Pension Insurance Company 1,410,000 1.11 Ten largest
total 38,027,503 29.89 Nominee registered shares 28,504,335
22.40 Other shareholders 60,691,584 48.71 Total 127,223,422
100.00 YIT | 49 | Half-Year Report January-June 2017 YIT

More than 42,000 shareholders Number of shareholders and
share of non-Finnish ownership, June 2017 24.8% 22.1% 27.9%
39.9% 45.9% 52.9% 36.5% 38.7% 37.9% 32.2% 34.8% 33.8% 29.3%
26.3% 29.5% 23.1% 3,271 4,928 7,456 9,368 14,364 15,265
25,515 29,678 32,476 35,547 36,064 43,752 44,312 41,944
40,016 42.054 12/2002 12/2003 12/2004 12/2005 12/2006
12/2007 12/2008 12/2009 12/2010 12/2011 12/2012 12/2013
12/2014 12/2015 12/2016 6/2017 Number of shareholders
Non-Finnish ownership, % of share capital YIT | 50 |
Half-Year Report January-June 2017 YIT

III General economic indicators

Strong growth expected in the CEE countries GDP growth in
YIT's operating countries, % 4% 3% 2% 1% 0% -1% -2% 2016
2017E 2018E Finland Estonia Lativa Lituania The Czech
Republic Slovakia Poland Russia Unemployment rate in YIT's
operating countries, % 20% 18% 16% 14% 12% 10% 8% 6% 4% 2%
0% 2010 2011 2012 2013 2014 2015 2016 2017E 2018E Finland
Estonia Lativa Lituania The Czech Republic Slovakia Poland
Russia Sources: GDP growth: Bloomberg consensus,
Unemployment: IMF YIT | 52 | Half-Year Report January-June
2017 YIT

IV Housing indicators Finland The CEE countries Russia

Finland Start-ups expected to decrease slightly in 2017 and
2018 Residential start-ups (units) 35,573 32,033 23,361
23,385 33,525 32,807 29,842 27,778 26,273 32,400 37,500
32.500 31,00 16,531 15,337 11,493 9,283 12,477 11,614 9,772
8,117 6,870 6,500 6,700 7,300 7,900 19,042 16,696 11,868
14,102 21,048 21,193 20,070 19,661 19,403 25,900 30,800
25,200 23,100 2006 2007 2008 2009 2010 2011 2012 2013 2014
2015 2016 2017F 2018F Block of flats and terraced houses
Single family houses and other Prices of new dwellings
(index 2010=100) 130 125 120 115 110 105 100 95 90 2010 2011
2012 2013 2014 2015 2016 2017 Finland Capital region Rest of
Finland Consumers' views on economic situation in one year's time (balance) 30 20 10 0 -10 -20 -30 1995 1996 1997 1998
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010
2011 2012 2013 2014 2015 2016 2017 Volume of new mortgages
and average interest rate (EUR million, %) 3,500 3,000 2,500
2,000 1,500 1,000 500 0 1990 1991 1992 1993 1994 1995 1996
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008
2009 2010 2011 2012 2013 2014 2015 2016 2017% 16 14 12 10 8
6 4 2 0 New drawdowns of housing loans, left axis Average
interest rate of new housing loans, right axis Sources:
Residential start-ups: 2006-2014 Statistics Finland; 2015 -
2018F Euroconstruct, June 2017, Consumer confidence:
Statistics Finland, Residential prices: Statistics Finland,
Loans and Interest rates: Bank of Finland YIT | 54 |
Half-Year Report January-June 2017 YIT

Finland Housing indicators have improved slightly Unsold
completed units (residential development projects) 3500 2500
2000 1500 1000 500 0 2002 2003 2004 2005 2006 2007 2008 2009
2010 2011 2012 2013 2014 2015 2016 2017 Construction cost
index (2005=100 130 125 120 115 110 105 100 95 2005 2006
2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Total
index Labour Materials Other inputs Residential building
permits, start-ups and completions (million m3) Permits
Completions Starts Million m3, 12 month sum 18 16 14 12 10 8
6 4 2 0 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016
2017 Construction confidence (balance) 40 20 0 -20 -40 -60
-80 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015
2016 2017 Unsold completed units: Confederation of Finnish
Construction Industries RT, Residential building permits,
Start-ups and completions: Confederation of Finnish
Construction Industries RT, Construction cost index:
Statistics Finland, Construction confidence: Confederation
of Finnish Industries EK YIT | 55 | Half-Year Report
January-June 2017 YIT

The Baltic Countries Residential construction is expected to level off Residential completions in Estonia (units) 5,300
3,00 2,300 1,918 1,990 2,079 2,756 3,969 4,732 5,600 4,900
1,100 1,000 800 710 870 966 976 1,270 1,511 1,500 1,400
4,200 2,000 1,500 1,208 1,120 1,113 1,780 2,699 3,221 4,100
3,500 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017F
2018F Block of flats Single family houses Residential
completions in Lithuania (units) 11,800 9,400 3,700 5,066
5,221 5,926 7,624 10,177 12,703 11,300 10,200 4,000 4,000
3,000 3,815 3,342 3,597 4,691 6,118 7,524 5,700 5,200 7,800
5,400 700 1,251 1,879 2,329 2,933 4,059 5,179 5,600 5,000
2008 2009 2010 2011 2012 2013 2014 2015 2016 2017F 2018F
Block of flats Single family houses Residential completions
in Latvia (units) 8,100 4,200 1,900 2,662 2,087 2,237 2,631
2,242 2,200 2,100 2,300 2,00 1,800 1,500 1,022 1,371 1,376
1,392 1,136 1,134 1,100 1,200 6,100 2,400 400 1,640 716 861
1,239 1,106 1,066 1,000 1,100 2008 2009 2010 2011 2012 2013
2014 2015 2016 2017F 2018F Block of flats Single family
houses New residential construction volume (EUR million)
1,800 1,600 1,400 1,200 1,000 800 600 400 200 0 Lithuania
Lativa Estonia 2013 2014 2015 2016 2017F 2018F Source:
Euroconstruct, June 2017 YIT | 56 | Half-Year Report
January-June 2017 YIT

The Czech Republic, Slovakia and Poland Start-ups forecasted to grow in the Czech Republic Residential start-ups in the
Czech Republic (units) 43,500 37,300 28,200 27,500 23,800
22,100 24,400 26,400 27,200 30,600 32,200 25,100 20,700
18,400 18,900 16,000 13,700 13,700 15,000 17,200 18,000
18,800 18,400 16,600 9,800 8,600 7,800 8,400 10,700 11,400
10,000 12,600 13,400 2008 2009 2010 2011 2012 2013 2014 2015
2016 2017F 2018F Block of flats Single family houses
Residential start-ups in Poland (units) 174,700 142,900
158,100 162,200 141,800 127,400 148,100 168,400 173,900
172,000 180,000 96,300 89,800 86,500 90,500 79,700 72,700
74,700 79,200 83,600 82,000 85,000 78,400 53,100 71,600
71,700 62,100 54,700 73,400 89,200 90,300 90,000 95,000 2008
2009 2010 2011 2012 2013 2014 2015 2016 2017F 2018F Block of
flats Single family houses Residential start-ups in Slovakia
(units) 28,400 20,300 16,200 12,700 13,100 14,700 15,800
19,600 21,400 20,000 18,500 13,800 11,100 9,600 9,400 9,100
9,200 9,600 11,100 13,000 12,000 11,000 14,600 9,200 6,600
3,300 4,000 5,500 6,200 8,500 8,400 8,000 7,500 2008 2009
2010 2011 2012 2013 2014 2015 2016 2017F 2018F Block of
flats Single family houses New residential construction
volume (EUR million) 3,500 3,000 2,500 2,000 1,500 1,000 500
0 2013 2014 2015 2016 2017F 2018F 12,000 10,000 8,000 6,000
4,000 2,000 0 Czech Republic Slovakia Poland, right axis
Source: Euroconstruct, June 2017 YIT | 57 | Half-Year Report
January-June 2017 YIT

Russia Housing indicators House prices in primary markets
(thousand RUB per sq. m.) 110 100 90 80 70 60 50 40 30 20
1/2009 07/2010 10/2011 4/2012 10/2012 4/2013 10/2013 4/2014
10/2014 4/2015 10/2015 4/2016 10/2016 220 200 180 160 140
120 100 80 60 40 Yekaterinburg St. Petersburg Rostov-on-Don
Kazan Moscow (right axis) Inflation in building materials
(%) 12% 10% 8% 6% 4% 2% 0% 6/2011 12/2011 6/2012 12/2012
6/2013 12/2013 6/2014 12/2014 6/2015 12/2015 6/2016 12/216
New residential construction volume (EUR billion*) 55 50 45
40 35 30 25 20 2013 2014 2015 2016F 2017F 2018F 2019F *At
2016 prices, excluding taxes. 1 EUR = 74.144 rubles Consumer confidence 0 -5 -10 -15 -20 -25 -30 -35 -40 3/2009 3/2010
3/2011 3/2012 3/2013 3/2014 3/2015 Consumer confidence
Long-term average** Sources: House prices: YIT, New
residential construction volume: Euroconstruct, June 2017,
Inflation in building materials: PMR Construction review,
April 2017, Consumer confidence: Bloomberg **Average
12/1998-6/2017 YIT | 58 | Half-Year Report January-June 2017
YIT

V Business Premises Finland The Baltic countries Slovakia
Infrastructure Finland

New non-residential construction forecasted to pick up
slightly in the Baltic countries in 2017 New non-residential construction volumes (index 2013=100) 220 200 180 160 140
120 100 80 60 40 2013 2014 2015 2016 2017F 2018F Finland
Estonia Latvia Lithuania Slovakia New non-residential
construction in the Baltic countries (EUR million) 1,000 900
800 700 600 500 400 300 200 100 0 2013 2014 2015 2016 2017F
2018F Estonia Latvia Lithuania New non-residential
construction in Finland (EUR million) 1,600 1,400 1,200
1,000 800 600 400 200 0 2013 2014 2015 2016 2017F 2018F
Office buildings Commercial buildings Industrial buildings
New non-residential construction in Slovakia (EUR million)
700 600 500 400 300 200 100 0 2013 2014 2015 2016 2017F
2018F Office buildings Commercial buildings Industrial
buildings Sources: Euroconstruct and Forecon, June 2017 YIT
| 60 | Half-Year Report January-June 2017 YIT

Finland Prime yields expected to decrease slightly Prime
yields in Helsinki Metropolitan Area (%) % 9 8 7 6 5 4 6.75%
4.70% 4.50% Q406 Q407 Q408 Q409 Q410 Q410 Q411 Q412 Q413
Q414 Q415 Q416 CBD Ruoholahti Keilaniemi Leppavaara
Aviapolis Particularly long lease agreements decrease yields by 0.1 -0.5% points. Vacancy rates in Helsinki Metropolitan
Area (%) % 14 12 10 8 6 4 2 0 Q400 Q402 Q404 Q406 Q408 Q410
Q412 Q414 Q416 Retail Office Industrial and logistics Prime
yields in growth centres, % % 9 8 7 6 8.00% 7.75% 7.50%
7.25% 6.75% Q406 Q407 Q408 Q409 Q410 Q410 Q411 Q412 Q413
Q414 Q415 Q416 Tampere Turku Ouku Lahti Jyvaskyla Vaasa
Particularly long lease agreements decrease yields by 0.1
-0.5% points. Source: Catella Finland Market Indicator,
March 2017 YIT | 61 | Half-Year Report January-June 2017 YIT

The Baltic countries Yields are expected decrease slightly
Prime office yields in the Baltic countries (%) 10 9 8 7 6
2010 2011 2012 2013 2014 2015 2016 2017E 2018E 2019E Tallinn
Riga Vilnius Prime retail yields in the Baltic countries (%)
10 9 8 7 6 2010 2011 2012 2013 2014 2015 2016 2017E 2018E
2019E Tallinn Riga Vilnius Prime office rents in the Baltic
countries, (%, EUR / sq. m. / year) 6 5 4 3 2 1 0 240 210
180 150 120 90 60 30 0 Tallinn Riga Vilnius Average Annual
Rental Growth 2011-2016 (left axis) Average Annual Rental
Growth 2017E-2019E (left axis) Rent Level 2017E (right axis)
Prime retail rents in the Baltic countries, (%, EUR / sq. m.
/ year) 3 2.5 2 1.5 1 0.5 0 300 250 200 150 100 50 0 Tallinn
Riga Vilnius Average Annual Rental Growth 2011-2016 (left
axis) Average Annual Rental Growth 2017E-2019E (left axis)
Rent Level 2017E (right axis) Source: Newsec Property
Outlook, March 2017 YIT | 62 | Half-Year Report January-June
2017 YIT

Infrastructure construction in Finland Market expected to
remain stable in 2017 Infrastructure market in Finland (EUR
million) 7,000 6,000 5,000 4,000 3,000 2,000 1,000 0 2013
2014 2015 2016 2017F 2018F New Renovation Infrastructure
sectors in Finland (2016) Energy and water works 25%
Telecommunications 11% Other transport 3% Railways 14% Roads
35% Other 11% Sources: Euroconstruct, June 2017 YIT | 63 |
Half-Year Report January-June 2017 YIT

Disclaimer This presentation has been prepared by, and the
information contained herein (unless otherwise indicated)
has been provided by YIT Corporation (the "Company"). By
attending the meeting or event where this presentation is
made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is
being furnished to you solely for your information on a
confidential basis and may not be reproduced, redistributed
or passed on, in whole or in part, to any other person. This presentation does not constitute or form part of and should
not be construed as, an offer to sell, or the solicitation
or invitation of any offer to buy, acquire or subscribe for, securities of the Company or any of its subsidiaries in any
jurisdiction or an inducement to enter into investment
activity. No part of this presentation, nor the fact of its
distribution, should form the basis of, or be relied on in
connection with, any contract or commitment or investments
decision whatsoever. The information contained in this
presentation has not been independently verified. No
representation, warranty or undertaking, expressed or
implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the
information or the opinions contained herein. Neither the
Company nor any of its respective affiliates, advisors or
representatives nor any other person shall have any
liability whatsoever (in negligence or otherwise) for any
loss however arising from any use of this presentation or
its contents or otherwise arising in connection with the
presentation. Each person must rely on their own examination and analysis of the Company and the transactions discussed
in this presentation, including the merits and risks
involved. This presentation includes "forward-looking
statements". These statements contain the words
"anticipate", "will", "believe", "intend", "estimate",
"expect" and words of similar meaning. All statements other
than statements of historical facts included in this
presentation, including, without limitation, those regarding the Company's financial position, business strategy, plans
and objectives of management for future operations,
including without limitation those regarding the demerger
plan and its execution, are forward-looking statements. Such forward-looking statements involve known and unknown risks,
uncertainties and other important factors that could cause
the actual results, performance or achievements of the
Company to be materially different from future results,
performance or achievements expressed or implied by such
forward-looking statements. Such forward-looking statements
are based on numerous assumptions regarding the Company's
present and future business strategies and the environment
in which the Company will operate in the future. These
forward-looking statements speak only as at the date of this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to
any forward-looking statements contained herein to reflect
any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on
which any such statement is based. The Company cautions you
that forward-looking statements are not guarantees of future performance and that its actual financial position, business strategy, plans and objectives of management for future
operations may differ materially from those made in or
suggested by the forward-looking statements contained in
this presentation. In addition, even if the Company's
financial position, business strategy, plans and objectives
of management for future operations are consistent with the
forward-looking statements contained in this presentation,
those results or developments may not be indicative of
results or developments in future periods. Neither the
Company nor any other person undertakes any obligation to
review or confirm or to release publicly any revisions to
any forward-looking statements to reflect events that occur
or circumstances that arise after the date of this
presentation. YIT | 64 | Half-Year Report January-June 2017
YIT

# Disclaimer

**Important information regarding the merger of YIT and Lemminkäinen**

The information contained in this presentation regarding the merger of YIT Corporation ("YIT") and Lemminkäinen Corporation ("Lemminkäinen") (unless otherwise indicated) has been provided by YIT and Lemminkäinen. By attending the meeting where this presentation is made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is being furnished to you solely for your information on a confidential basis and may not be reproduced, redistributed or passed on, in whole or in part, to any other person.

This presentation does not constitute a notice to an extraordinary general meeting or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Lemminkäinen into YIT (the "Merger") should be made solely on the basis of information to be contained in the actual notices to the extraordinary general meeting of YIT and Lemminkäinen, as applicable, and the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger.

The distribution of this presentation may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This presentation and any materials distributed in connection with this presentation are not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

No part of this presentation, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this presentation has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. Each person must rely on their own examination and analysis of YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This presentation includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this presentation, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to YIT, Lemminkäinen, the Merger or the combination of the business operations of YIT and Lemminkäinen identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this presentation, including wherever this presentation include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this presentation. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2016. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information.

This presentation includes estimates relating to the synergy benefits expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen, which have been prepared by YIT and Lemminkäinen and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkäinen on the combined company's business, financial condition and results of operations. The assumptions relating to the estimated synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual synergy benefits from the Merger and the combination of the business operations of YIT and Lemminkäinen, if any, to differ materially from the estimates in this presentation. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this presentation, or at all.

**Notice to Lemminkäinen Corporation Shareholders in the United States**

The YIT Corporation shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT Corporation and Lemminkäinen Corporation are Finnish companies and the issuance of YIT Corporation shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included on this presentation may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen Corporation to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT Corporation and Lemminkäinen Corporation are located in non-U.S. jurisdictions, and some or all of YIT Corporation's and Lemminkäinen Corporation's officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen Corporation may not be able to sue YIT Corporation or Lemminkäinen Corporation or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT Corporation or Lemminkäinen Corporation to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen Corporation's shareholders should be aware that YIT Corporation may purchase Lemminkäinen Corporation's shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

YIT | 65 | Half-Year Report January–June 2017

Together we can do it.